EXHIBIT A

(1)	Subject to the immediately following sentence, the 3.75% Series A Convertible Notes due 2012 (the “Series A Notes”) are convertible on or after April 22, 2006; provided, that they may be converted earlier in connection with a tender or exchange offer for Common Stock or a transaction or agreement, which, if consummated, would result in a merger or consolidation of The Nasdaq Stock Market, Inc. (the “Company”) or the sale, lease or other transfer of all or substantially all of the consolidated assets of the Company in a transaction specified in clause (ii) (a “Specified Transaction”) of the definition of “Fundamental Change” included in the Indenture, dated as of April 22, 2005 (the “Indenture”), between the Company and Law Debenture Trust Company of New York, as trustee. The Series A Notes may not be converted prior to five business days after a meeting of the Company stockholders (the “Stockholders Meeting”) duly called to consider the approval of the issuance of a portion of the shares of Common Stock issuable upon the conversion of the Series A Notes. The Company has agreed to hold the Stockholders Meeting as promptly as reasonably practicable and in any event no later than July 22, 2005.

(2)	The Series A Notes have a maturity date of October 22, 2012. If any of the following events occur, the Series A Notes will be redeemed by the Company for a price equal to the Adjusted Issue Price (as defined in the Indenture) of the Series A Notes to be redeemed plus any accrued and unpaid interest to, but not including, such redemption date: (x) (a) the Agreement and Plan of Merger among the Company, Norway Acquisition Corp. and Instinet Group Incoroprated (the “Merger Agreement”) is terminated on or prior to October 24, 2005 and (b) (i) the Company has not entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration equal to or greater than $26 per share of Common Stock or (ii) if the Company has entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration less than $26 per share of Common Stock and no third party has commenced and has outstanding on October 24, 2005 a tender or exchange offer for all of the Company’s outstanding Common Stock for consideration equal to or greater than $26 per share of Common Stock or (y) if the Merger Agreement has not terminated on or prior to October 24, 2005, the date (if any) which is the earlier to occur of (a) the date that the Merger Agreement is terminated and (b) April 22, 2006 if the Merger (as defined in the Merger Agreement) has not been completed prior to such time. In addition, if the majority of the votes cast at the Stockholders Meeting are voted against the issuance of a portion of the shares of Common Stock issuable upon the conversion of the Series A Notes, the Company will repurchase $3,869,502.05 in aggregate principal amount of the Series A Notes beneficially owned by Silver Lake Partners II TSA, L.P., Silver Lake Technology Investors II, L.L.C., Silver Lake Partners TSA, L.P. and Silver Lake Investors, L.P. (collectively, the “SLP Partnerships”) for a repurchase price equal to 105% of such aggregate principal amount, plus any accrued and unpaid principal interest thereon.

(3)	The Series A Notes and the Series A Warrants to acquire Common Stock (the “Series A Warrants”) are directly owned by Norway Acquisition SPV, LLC, which is a wholly owned subsidiary of Norway Holdings SPV, LLC (“Norway Holdings”). Pursuant to the limited liability company agreement of Norway Holdings, the SLP Partnerships have sole voting and dispositive power with respect to, and sole pecuniary interest in, the reported securities. Mr. Hutchins is a managing director of (i) Silver Lake Technology Associates, L.L.C., which is the general partner of (a) Silver Lake Partners TSA, L.P. and (b) Silver Lake Investors, L.P., (ii) Silver Lake Technology Associates II, L.L.C., which is the general partner of Silver Lake Partners II TSA, L.P. and (iii) Silver Lake Technology Management, L.L.C., which is the managing member of Silver Lake Management Company, L.L.C., which is the manager of Silver Lake Technology Investors II, L.L.C. Mr. Hutchins disclaims beneficial ownership of such securities, except to the extent of any indirect pecuniary interest therein.

(4)	Subject to the immediately following sentence, the Series A Warrants are exercisable on or after April 22, 2006; provided, that they may be exercised earlier in connection with a tender or exchange offer or a Specified Transaction that does not result in the redemption of the Series A Notes. The Series A Warrants may not be exercised prior to five business days after the Stockholders Meeting. The Company has agreed to hold the Stockholders Meeting as promptly as reasonably practicable and in any event no later than July 22, 2005.

(5)	Unless earlier redeemed as provided in the immediately following sentence, the Series A Warrants terminate upon the third anniversary of the closing date of the Merger. If any of the following events occur, the Series A Warrants will be redeemed by the Company for a price equal to the dollar amount representing the product of (a) the fraction (i) the numerator of which shall be the amount of shares subject to the Series A Warrants and (ii) the denominator of which shall be the aggregate amount of shares subject to all Series A Warrants multiplied by (b) the sum of (i) $205,000,000 minus (ii) the aggregate Adjusted Issue Price of the Series A Notes: (x) (a) the Merger Agreement is terminated on or prior to October 24, 2005 and (b) (i) the Company has not entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration equal to or greater than $26 per share of Common Stock or (ii) if the Company has entered into a transaction or agreement that is still in effect on October 24, 2005 which, if consummated, would result in a Specified Transaction involving consideration less than $26 per share of Common Stock and no third party has commenced and has outstanding on October 24, 2005 a tender or exchange offer for all of the Company’s outstanding Common Stock for consideration equal to or greater than $26 per share of Common Stock or (y) if the Merger Agreement has not terminated on or prior to October 24, 2005, the date (if any) which is the earlier to occur of (a) the date that the Merger Agreement is terminated and (b) April 22, 2006 if the Merger (as defined in the Merger Agreement) has not been completed prior to such time.